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EXHIBIT 99.1

         [EFJ inc. LOGO]

FOR IMMEDIATE RELEASE

For investor relations information contact:
Massoud Safavi
Chief Financial Officer
(202) 833-7752
msafavi@efji.com

EFJ, INC. ANNOUNCES GUIDANCE FOR FY2003

        Washington, D.C., March 6, 2003—EFJ, Inc. (OTC Bulletin Board: EFJI) today announced guidance on its objectives for FY2003. According to Michael E. Jalbert, EFJ, Inc. Chairman, President and CEO, EFJohnson Company anticipates continued growth in its federal market opportunities associated with Homeland Security and, despite uncertainty associated with federal, state and local budgets for the year, is expecting to increase the Company's revenue and net income over FY2002.

        The guidance for the investment community for FY2003 financial performance is revenue between $45 million and $50 million, and net income, excluding any expense associated with options repriced in 2000 and 2001, between $0.13 to $0.16 per share. The earnings per share guidance does not include any provision for non-cash compensation expense relating to options repriced in 2000 and 2001, as this expense/benefit is based upon the Company's future stock performance.

        Jalbert also indicates that EFJ, Inc. will continue to see fluctuations in quarter to quarter results but anticipates growth for the year to be within the guidance range.

        EFJ, Inc., (OTC Bulletin Board: EFJI) is the holding company of industry-leading wireless telecommunications equipment and solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a world leader in secure voice communication solutions. 2003 marks the 80th anniversary of EFJohnson and the 25th anniversary of Transcrypt International. EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

        Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the Company's federal market opportunities associated with Homeland Security, the Company's future revenue and net income. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the Company's products and services, the timing of future product development, dependence on continued funding of governmental agency programs, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2002.

©2003 EFJ, Inc.

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  EXHIBIT 99.1